CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation in this Post-Effective Amendment No. 3 to the Registration Statement on Form N-1A (File No. 33-81800) of the Variable Insurance Funds, of our report dated May 22, 1997 on our audit of the financial statement of the BB&T Growth and Income Fund which report is included in the Statement of Additional Information. We also consent to the reference to our Firm under the caption "Auditors" in the Statement of Additional Information relating to the Variable Insurance Funds in this Post-Effective Amendment No. 3 to the Registration Statement on Form N-1A (File No. 33-81800).


                            /s/  Coopers & Lybrand L.L.P.

                            COOPERS & LYBRAND L.L.P.
Columbus, Ohio
December 19, 1997